Exhibit 99

FY 2009 Q2 Earnings Release Conference Call Transcript

December 17, 2008

This transcript is provided by NIKE, Inc. only for reference purposes.  Information presented was current only as of the date of the conference call, and may have subsequently changed materially.  NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Greetings ladies and gentlemen, and welcome to NIKE's fiscal 2009 second quarter conference call. For those who need to reference today's Press Release you'll find it at www.nikebiz.com. Leading today's call is Pamela Catlett, Vice President, Investor Relations.

Before I turn the call over to Ms. Catlett let me remind you that participants of this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC including Forms 10-K, 8-K and 10-Q. Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to mix of futures and at once orders, exchange rate fluctuations, order cancellations, and discounts which may vary significantly from quarter to quarter.

In addition it is important to remember a significant portion of NIKE, Inc.'s business including equipment, most of NIKE Retail, NIKE Golf, Cole Haan, Converse, Hurley, and Umbro are not included in these futures numbers. Finally, participants may discuss non-GAAP financial measures. The presentation of comparable GAAP measures and quantitive reconciliations are found at NIKE's website. This call might also include discussion of nonpublic financial and statistical information which is also publicly available on that site, www.nikebiz.com. Now I would like to turn the call over to Pamela Catlett, Vice President, Investor Relations.

Pamela Catlett:

Thank you and Happy Holidays everyone. Thank you for joining us today to discuss NIKE's fiscal 2009 second quarter results. As the operator indicated participants on today's call may discuss non-GAAP financial measures, a comparative presentation of reconciliations between GAAP and non-GAAP reported items can be found on our press release which was issued about an hour ago and can be found at nikebiz.com. Joining us on today's call will be NIKE, Inc.'s CEO, Mark Parker; followed by Charlie Denson, President of the NIKE brand; and finally will you hear from our Chief Financial Officer, Don Blair, who will give you an in depth review of our financial results. Following their prepared remarks we will be happy to take your questions. Now I will turn it over to NIKE, Inc.'s CEO, Mark Parker

Mark Parker:

Thanks, Pam, and good afternoon everybody. Happy Holidays as well. Today you are going to hear a lot from us so I'll jump right in. You'll hear that we'll be pleased with our second quarter results and you'll hear caution about the external environment and confidence in our ability to extend our leadership. What you will not hear is business as usual. Which is fine with us because NIKE has really been on the other side of business as usual since we started. It's also true that strong companies who are able to navigate and leverage tough times come out even stronger. Our performance in Q2 shows that NIKE's nature and strength are enviable and competitive advantages.

We all know that no one, including NIKE is immune to macro-economic forces. I also know that Q2 proves we continue to perform even during the compressed adversity that has surfaced in our global economy over the last few months. I'll leave the discussion of how we delivered today's results to Charlie and Don. I'm going to focus on two key questions.

First up, what's NIKE's outlook and how do we intend to continue to be successful? I believe that successful companies do a few things exceptionally well. They know their consumer better than anyone and they connect with them in authentic and meaningful ways. They create great products that's differentiated by its innovation, quality and craftsmanship. They create compelling retail presentations that bring energy and freshness to the consumer experience and they execute with financial discipline and an unwavering focus on creating long-term value. These qualities have been at the core of NIKE's success for over 30 years. Today only magnifies the opportunity we see in front of to us achieve our true potential.

Does this mean that nothing has changed? Of course not. But we know that one of the most consistent competitive advantages we have is our relationship with consumers. In fact, I'll take that one step further and say, that ultimately it will be consumers who lead the recovery. I'm completely confident that putting the consumer first will help lead our Company and our industry to create a stronger marketplace than we've ever seen.

You may say, well, that's all good but what's NIKE doing to respond to short term challenges in the marketplace? We are going to do what we do best and that's create innovative product, leverage our consumer connections, and focus on driving excellence into every corner of our business. We are interested in only one kind of growth and that's profitable growth. So we'll continue to exercise caution and discipline on all aspects of our cost structure.

At the top of the list are some key influencers that we are laser focused on to leverage our strength, keep costs in line, and deliver shareholder value. Those influencers are inventory levels, gross margins, brand strength, developing our retail capability, and optimizing our SG&A. Demand creation is a big part of that SG&A.

So where is that headed? Demand creation is the fuel that drives top line revenue. It helps attract more consumers, grow the markets where our businesses compete and increase our share of those markets. At the same time we have tremendous transparency into our SG&A that we are able to get proactively surgical in managing those costs. For example we are optimizing the impact of our digital marketing which is very cost-effective as well as leveraging the investments we make in our athletes and teams to enhance the way we reach and inspire consumers.

Will I give you a decimal point prediction on SG&A? No, but I can tell you we are moving toward a rate I will call flat plus, which is a good way to discuss our balance between managing costs and investing in opportunity to generate profitable growth. In other words, we are very disciplined in managing costs but will never sacrifice our long-term strength and potential for short-term savings.

Are we confident? Absolutely. Are we cautious? Yes. And I'll add one more word to the mix. Command. I believe we are the industry leader because we have the best leaders in the industry. And that's across all disciplines, product creation, marketing, finance, IT, supply chain, really throughout the Company. We are a team that's fully aligned and committed to managing for consistent and profitable growth in any and all conditions.

I've said many times before that I wouldn't trade places with anybody in any industry and that's never been more true than it is today. I'm not talking about simply surviving tough times. In fact, it's quite the opposite. I see the current state of our industry and the world as an incredible opportunity to be a better and stronger leader, and we are seizing that opportunity. Here's Charlie for an update on the NIKE Brand.

Charlie Denson:

Thank you, Mark. Happy Holidays to everyone. I think Q2 shows you how important it is to have a strong and compelling brand. If you don't have superior products and a meaningful relationship with consumers, you're probably hurting right about now. I've always felt good about the investments we made to create innovative products and build the brand and am feeling especially good about that now. The more consistent we are at leveraging these long term competitive advantages the more effective we'll be at managing through the challenging conditions that we face today.

So what do the numbers look like? Well, on a constant dollar basis the NIKE Brand generated record revenue of $4 billion, up 6%. Global footwear was up 7%, global apparel was up 6%. Our largest categories, running basketball and sportswear were all up on the quarter. We plan to gain share in key -- we continue, excuse me, we continue to gain share in key markets and categories. It was a very strong quarter where consumer confidence continues to be a concern around the world.

I'm very confident that our strength and flexibility will allow to us create even bigger and sharper separation for the NIKE Brand and we are going to be very strategic about that. Mark mentioned three important words, confidence, caution and command. I'm going to add a couple of my own. Connected and competitive. Somebody asked me the other day, what's the biggest change NIKE needs to make to continue to grow? And I told them the most important thing we could do is something we did 18 months ago. And that was to realign the brand into a consumer driven, category based offense.

Categories keep us connected to consumers who respect the innovative product and superior service. They respect brands that really understand their lives and their needs and we are earning that respect. Case in point: I talked a lot about running recently because it's a classic example of consumer connectivity. Great product design and assortment, superior presentation and service at point-of-sale and expanded social network, it's a case study in how to serve the consumer community.

We are seeing the same kind of performance emerging in basketball coming off the Olympics. Year-to-date our basketball business is up double-digits. NIKE basketball has started to show some real strength on the performance of the Hyperdunk, our featured shoe with Kobe and the USA Olympic team, and we're really looking forward to the upcoming launch of the Zoom Kobe IV, a new mid-cut and our lightest basketball shoe ever. The Jordan brand is up and it continues to be a sharp point for the game with mid-teens growth year to date. We've launched the new Jordan Melo M5 and the Zoom Lebron VI, which are both doing very well at retail.

As we move into spring '09 we are delivering our most comprehensive assortment of category driven product to date and that's in all six of our key categories, running, basketball, soccer, men's and women's training, and sportswear. It represents our first product line built start to finish in the new category construct and we are very excited about that. As Mark said we are driving excellence into every corner of the business. I want to expand on that a bit as well.

Managing the marketplace is a key part of our long-term brand strength. It's especially relevant in challenging times like these. To do that well we have to be both aggressive as well as patient. We are working aggressively with our wholesale partners to present consumer focused and compelling product assortments, highlighting the brand and providing clear differentiation throughout the marketplaces. And we are being very aggressive in managing the business working with all our key accounts, managing our sell-throughs, cancellations, futures orders, inventories and receivables. We also continue to develop our retail capability.

We are being patient here, specifically in direct retail to make sure we are bringing the right concepts to the right places at the right time. It's fair to say that current economic conditions are moderating the pace of new store roll-outs for NIKE but not the pace of refining our concepts and building our skills. Our focus is on balancing the challenges of the economic landscape with the opportunity for the brand. There's a lot of leverage and flexibility that comes out of the supply chain and we have the best in the industry, lean manufacturing is in place in about 70% of our footwear production, our long-term goal is to push that to 90%. We continue to consolidate material sourcing and production capacity and are using our leverage to drive cost objectives into every vendor relationship. That's not where our supply chain ends. We are tightening up our buys, giving us more agility all the way through the consumer point-of-sale, which is a tremendous asset in managing our inventory.

As far as the inventory levels we saw some build in Q2, the majority of it is driven by growth in footwear which is enjoying very strong demand in the marketplace. Apparel inventories are slightly higher than we would like in Europe and in the Americas region, but we feel confident in our plans to get them in line over the next few quarters. There's been a lot of speculation about China inventories. Which we've managed carefully post-Olympics. We have good transparency into our retailers’ inventories as well and believe we are in better shape than -- there than the rest of the industry. As I've noted many times over the year, inventory management is a critical component to managing a healthy brand.

So we are pulling a lot of levers here. But we are not doing it in isolation. Our approach has always been one of balance. Managing our inventory and managing the integrity of the brand. Maintaining our strong price value proposition is an integral part of our long-term strategy.

Finally on the brand side, the NIKE brand is as strong as its ever been. It's a significant advantage in helping us manage the marketplace. We'll continue to build on the strength and agility of the brand to outperform current conditions and position NIKE to leverage that recovery. That means putting consumers first, delivering the best products, telling the best stories, and creating category best based experiences that no one else can match.

The other word that I mentioned was competitive. No matter where you go in the world the NIKE brand is a brand that competes successfully at all levels. In the US region I mentioned running and basketball, where we continue to make solid gains in market share. We also gained 3 points of overall footwear market share in the US. Revenue dipped by 1% in Q2 due to softness in apparel and equipment, but footwear continues to deliver very strong futures orders growth. Futures are up 6% in the US, driven by retailers’ demand for NIKE and Jordan footwear. Retail comps were down, but we also had our biggest Cyber Monday in history. In fact, it was our biggest day online yet, up more than 40% over last year.

Outside of the US where we look at our business results on a constant dollar basis, the NIKE brand continues to resonate strongly with consumers around the world. In our European region, a strong performance in running helped drive revenue up 4%. Our revenues in the rapidly emerging markets increased 21%. We continue to see some tough conditions in the UK and Southern Europe where we are working the levers to manage inventories and maintain our strong brand position.

Futures are slightly down which we believe reflect the more difficult environment. Yet we gained share in major countries throughout the region. Overall, emerging markets remain solid while our more mature markets remain affected. In Asia revenue is up 17% including growth in every major country in the region. We worked really hard in Japan over the last three years to build the brand and optimize distribution and we are seeing the benefits of that discipline with revenue growth of 7%. China remains a premiere growth opportunity for the NIKE brand. Revenue there is up 27% and futures are up 25. Nothing has softened our enthusiasm for this market or the Chinese consumers and their passion for sports. We've lightened our lead in brand awareness in China, and now with more than 4,000 stores in Tier 1 and Tier 2 cities, we are well-positioned to compete and capitalize on the consumer connections we have built there.

And finally, in the Americas region, football, running and sportswear are leading the brand across the region, second quarter revenues grew 23%. Futures are up 26%. In Brazil, our largest market in the region, revenues were up 45%, with growth accelerating during the quarter, as November was a record month for shipments. Argentina, up 31%, Mexico, up 12%, and Canada also up 10%. We have a great team in the Americas and they are taking advantage of that brand heat to build some good momentum there.

So Q2 delivered an overall solid quarter in some pretty shaky conditions. I'm very optimistic about our potential. We know what works. We know that serving consumers through categories enables everything that distinguishes NIKE, innovative product, a premium experience at retail and our role in the global culture of sports and we'll continue to leverage these strengths thoughtfully, strategically and most of all consistently. So I'd like to wish everybody a great set of holidays and now here's Don to give you the details on our financial performance.

Don Blair:

Thanks, Charlie, and good afternoon. As my colleagues said to you earlier we are pleased by the performance of our businesses in the second quarter of fiscal 2009. Revenues for the quarter grew 6% to $4.6 billion, with currency changes contributing about 1 point of that growth. Earnings per share grew 13% to $0.80. Excluding currency changes NIKE brand revenues grew 6% while revenues for our continuing other businesses which include Converse, Cole Haan, Hurley and NIKE Golf grew 3%. The net result of the divestiture of Bauer and Starter and the acquisition of Umbro was to reduce NIKE, Inc. currency neutral revenue growth by about 1 percentage point.

On a currency neutral basis, NIKE brand apparel and apparel futures orders scheduled for delivery from December 2008 through April 2009 grew 6%. We expect real dollar futures for the period will be down slightly as the US dollar has strengthened significantly versus most world currencies. Gross margin for the quarter improved 40 basis points to 44.7%. The growth was primarily due to foreign exchange hedge gains, product pricing, and mix changes partially offset by higher apparel closeouts, as well as the lag effect of higher input costs.

SG&A growth for the quarter slowed to 8%, with only a minimal impact from currency. This was below the low to mid-teens growth we projected at the beginning of the quarter as we took actions to say reduce spending. For the quarter, demand creation grew 5% while operating overhead grew 10% due largely to infrastructure investments supporting owned retail and emerging markets, and our fast growing non-NIKE businesses.

Net interest income in the first quarter was $5 million, $18 million below last year due primarily to lower interest rates. I'm pleased to say that we have not sustained any significant investment losses as a result of the turmoil in the financial markets. Consistent with previous quarters, other income for Q2, comprised largely of gains and losses on currency hedges, the net impact of hedge gains and losses, and the impact of currency changes on the translation of foreign currency denominated profits from our international businesses, increased year over year pretax income by $25 million for the quarter, and $96 million year to date.

Our effective tax rate for the quarter was 24.9%, 5.4 points lower than Q2 last year. Key drivers in the lower rate were a reduction in the ongoing effective tax rate on operations outside the US, congressional action to extend the R&D tax credit, and a one-time foreign tax refund. Our current estimate for the full year effective tax rate is about 28%.

A strong balance sheet and disciplined use of capital are now more important than ever. For a number of years, maximizing cash flow and returns on capital have been key areas of focus for us, and we are very proud of the results we've delivered. At the end of Q2 our cash and short term investments totaled $2.7 billion, or about $5.57 a share. Net of our outstanding debt of $794 million, that equates to nearly $4 a share. Our return on invested capital for the 12 months ended November 30 was 23.3%, 20 basis points below the prior twelve-month period, primarily due to the positive impact of the one-time tax benefit on the year ago figure.

As of November 30, our accounts receivable balance increased 5% versus the prior year, slightly slower than revenue growth for the quarter. We expect some retailers may face financial difficulties in the coming months, but the strength of our brand and the consistent focus we've placed on this area over time put us in the best possible position to minimize any negative impact. Inventories at the end of the quarter were 9% above the prior year level. Healthy in general but overall higher than we'd like.

Three-quarters of the increase was in NIKE brand footwear, which has continued to perform very well over the last two quarters and is supported by strong futures bookings. Accelerated deliveries by factories seeking to maximize capacity utilization and cash flow, as well as shipping delays related to the transition to our new US footwear and distribution center, were key drivers of the increase. NIKE brand apparel inventories grew more slowly and overall accounted for about 16% of the increase. The transition to direct distribution of apparel in Brazil and higher inventories in Asia and golf were the largest components of the increase. At this point we do not believe that these inventory levels represent a material issue for the balance of the year.

Over the last few years we've significantly expanded our factory store network around the world and are now aggressively moving through excess styles. As transitional impacts ease and we tighten inventory buying over the balance of the year, we expect inventory growth to slow over the next two quarters. Now, let's take a look at the results in our operating units starting with the US region.

For the quarter, revenue in the US region declined 1%. Sales to six of our top ten accounts increased, while two were essentially flat, as NIKE product continues to perform very well in a difficult environment. Revenues at NIKE-owned retail stores grew 1% for the quarter, reflecting growth in e-commerce and new store openings. For the quarter, comp store sales for NIKE-owned inline stores declined nearly 20%. With limited promotional activity relative to the rest of the retail marketplace and locations in high tourist areas, these destination stores were particularly hard hit.

US footwear revenue increased 1% for the quarter and continues to significantly outperform the competition in a challenging market. Over the last 12 months, NIKE and Jordan footwear gained 3 points of market share in the US as consumers and retailers move increasingly to the strongest brands and the most differentiated product. Footwear futures for the next five months increased at a healthy high single-digit rate. US apparel revenues fell 3% for the quarter as continued weakness in sportswear was partially offset by growth in running and team apparel. Although we gained apparel market share in the US over the last 12 months, the weakness in apparel reflects the challenging market environment.

US equipment revenues were down 17% primarily due to winding down our timing business and lower close out sales. We continue to sharpen the focus of our equipment business on product classifications that enhance the NIKE brand and have strong revenue and profitability potential.

In the US pretax income declined 18% reflecting lower gross margins and higher SG&A primarily driven by the expansion of NIKE-owned retail. In our European region, which includes the Middle East and Africa, second quarter revenues grew 6% including 2 points of growth from currency. On a currency neutral basis both footwear and apparel revenues grew while equipment sales eased slightly.

On a country basis, the emerging markets in the region drove the majority of the growth, partially offset by lower sales in Southern Europe. For the second quarter, pretax income for Europe grew 19% reflecting revenue growth, gross margin improvement, and stronger European currencies. In the Asia Pacific region, reported Q2 revenues grew 22% including 5 points of growth from currency. On a currency-neutral basis, every product type grew revenues at double-digit rates.

China continued to deliver strong growth as revenues for the quarter grew 27% and futures advanced 25%. Although comparisons will become more difficult as we begin to compare to the pre Olympic build up in the third and fourth quarters of fiscal 2008, we are confident China will be an enormous growth engine for NIKE in the short and long-term. We are also pleased with our performance in Japan, where currency-neutral revenues advanced 7% and we continue to see progress realizing the enormous potential of that market. For the quarter pretax income for the Asia region grew 25% due to strong growth in revenues and gross margins and stronger Asian currencies.

In Q2 the Americas region continued to deliver strong growth. Revenues grew 21% even after reflecting 2 points of drag from weaker currencies in the region. On a currency-neutral basis, the region delivered double-digit revenue growth across all product lines and countries. For the quarter, pretax income grew 34% driven by higher revenues and SG&A leverage.

On a reported basis, second quarter revenues from the businesses reported as Other declined 4% and pretax income dropped 71%, driven in part by the divestiture of Bauer and Starter and the acquisition of Umbro. Revenues for the continuing businesses in the group, Converse, Cole Haan, Hurley, and NIKE Golf, grew 3% as high teens growth at Converse and Hurley more than offset lower revenues at Cole Haan and NIKE Golf. At Umbro we continue to make good progress building the foundation for future growth and profitability, while the loss for the quarter was somewhat less than we originally expected.

When we began this fiscal year last June, I told you that we planned to deliver sustainable, profitable growth by investing for the future and delivering value for our shareholders. Since then many things have changed, but our long-term goals and our financial philosophy have not. We believe passionately in our brands and our businesses and are more confident than ever that our Company will be larger, more profitable, and more valuable in the future than it is today. Consistent with that belief, we'll continue to invest in building the foundation for profitable growth in the years to come.

We remain committed to deliver value for our shareholders now and in the future. In today's environment that means maintaining financial strength and flexibility; focusing investments even more sharply to deliver the greatest return, and finding ways to increase productivity elsewhere to fund those investments. The current economic environment is extraordinarily volatile, putting a premium on fast, flexible decision making. Our approach has been to develop a number of business scenarios, assess the risks and opportunities presented by each and game plan the steps it would take to address them, leveraging all the operational and financial elements of our business. It would be impossible for me to share with you every detail of that analysis, but we've drawn several key conclusions from our work.

From a business perspective, NIKE is in the best possible position to weather the economic storm and create even greater competitive separation during this period. Our business portfolio is highly diversified cross geographies and product types. It is comprised of brands that are deeply connected to their consumers who represent multiple categories up and down the price scale. Our products are highly differentiated, and our people are without doubt the best in the industry.

Our balance sheet and operating cash flow give us the ability to minimize financial risk, prudently invest for the future, and continue to deliver increasing cash returns to shareholders. Last month’s announcement of a 9% increase in our annual dividend is a strong indication of our confidence in our business, our balance sheet, and our ability to continue to generate strong cash flows.

While we believe NIKE is very well-positioned commercially and financially, no business is completely insulated from the broader economic environment. The financial and operating principles that will carry us through this challenging time are the same ones that have guided us over the last decade. What will change is how we'll adjust the components of our financial equation to position ourselves for profitable growth in the future, as well as manage risk and attack opportunities presented by current economic conditions.

We'll continue to focus on driving sustainable profitable revenue growth, managing inventory across the entire supply chain to match consumer demand. Sell-through data from our retail partners indicate that in many cases sales our products have continued to grow even as the overall market has softened. Nevertheless, in this environment we'll be tightening our buys and working hard to move through inventory quickly and profitably. We'll continue to focus on improving gross margins, by maximizing leverage in the areas we control such as product cost, supply chain management, and pricing, while balancing the broader macro-economic factors such as capacity, currency, energy, and labor costs. And we'll continue to focus on driving the highest return from our investments in SG&A, both demand creation and operating overhead.

As Mark indicated earlier with slightly different language it's our intention to significantly slow the growth of SG&A to low single-digit rates or less. As we enter the second half of the year, we are confident in our ability to execute with strategic focus and agility. However, we are taking a cautious view of the overall retail environment, and our expectations for the balance of the year reflect that perspective. For the second half of the year, we expect revenue to grow at a low to mid single-digit rate on a currency neutral basis. As we've seen with our reported futures growth, at current exchange rates reported revenues would be less. These revenue growth expectations reflect comparisons to mid-teens revenue growth last year, cancellations, returns, and discounts broadly in line with current trends and our more conservative inventory buying plans.

We anticipate the gross margin for the full year will be essentially in line with prior year levels, as second half gross margins will likely be lower than the prior year as we anniversary last year's price increases and actively manage our inventory levels. While there are many internal and external variables that drive our revenues and gross margins, we have much greater control of our SG&A expense. Over the balance of the year, we'll continue to take steps to reduce spending while shifting resources to fund those initiatives that are critical to the achievement of our long-term growth goals. We've already implemented a hiring freeze as well as Company-wide reductions in travel and meetings. In addition, we are making surgical reductions in other operating expenses and demand creation. As a result, we expect balance of the year SG&A to be flat to down reflecting mid-single-digit growth for Q3 and a double-digit decline for Q4, reflecting lower demand creation and operating overhead.

For the remainder of the year, interest income should continue to track below prior year levels, reflecting currently low short-term interest rates. At current exchange rates, we also expect to report Other Income comparable to Q2 levels, driven by foreign currency hedge gains.

NIKE's performance for the next few years will be a function of both the decisions that have gotten us to our current position and the ones we make over the next 12 months. We are pleased with our current position. And while we are cautious about the environment, we are very confident in our team and our ability to manage through these challenging times to emerge stronger. Now I will turn the call back to the operator so we can take your questions.

QUESTION AND ANSWER SECTION

Operator: (Operator Instructions). Our first question comes from the line of Robert Ohmes from Merrill Lynch & Co.

<Q – Robert Ohmes>: Thank you, hi everybody. And hi, guys, great job in a really tough environment. Just a couple quick questions. The first is can you give us a little help understanding what the ASPs look like in the sneaker business both for the quarter you just reported and then the component of futures orders, maybe overall globally constant currency if possible and then on the US side of the business? And then the second question was, just in terms of understanding the China outlook and comparisons and sort of how you're growing the business over there? And I think last quarter you mentioned opening some outlet stores over in China. Can you just give us a little more detail on sort of how China makes out within this more cautious back half. Thanks.

<A – Pamela Catlett>: Robby, could you, your first question, I heard, could you just ask that first one again?

<Q – Robert Ohmes>: Sorry, the first question was just the ASP component to the US sneaker business in the quarter and also in the futures outlook, and I guess specifically I was sort of maybe rough numbers on the, sort of the global ASP outlook for your footwear business and separately for the US business?

<A - Don Blair>: So right now, Robby, on the quarter and to the futures window, US ASPs up slightly for us, and futures same way, and then for the global numbers the ASP are down slightly for both the quarter and the forward futures orders, and that's basically reflecting a lot of the pricing and value, price-value, actions we've taken over the last year and a half or so, primarily in the US. And your second question was about China?

<Q – Robert Ohmes>: Yes, that's right.

<A – Charlie Denson>: Robby, as far as, talking a little bit about just inventory management and the way we see China right now, I think we are continuing, we've got a few more outlet stores going in to help us assist in the inventory management. It was pretty much a planned exercise and we are on plan right now with regards to how we see it. I think that post-Beijing you've heard a lot about that as we referenced in the prepared remarks. We feel pretty confident and comfortable with where we are at. We have great transparency into our retail inventories as well as our wholesale inventories and I feel really good about the China business right now. I call out one other thing that I continue to emphasize is I believe we have the best team on the ground in China, and they have the best command of the marketplace than anybody else competitively speaking. So we are still, we are still, we still feel very good about China and its growth potential.

<Q – Robert Ohmes>: Is there a change in your plans for the NIKE model brand store roll-outs in your approach to Tier 2 cities?

<A – Charlie Denson>: No. The plan will continue pretty much on pace. We have slowed it a little bit given the current conditions. We thought that that was a prudent thing to do. We are not pushing that number as hard but I think we will still see upwards of 800 plus locations going in this year.

<A - Don Blair>: Robby, just to clarify on the first one I gave you a wrong number. On the quarter US was up, the global number was down slightly for the futures window. It's actually both up.

<Q – Robert Ohmes>: Great. Thank you very much.

Operator: Thank you. Our next question comes from the line of John Shanley with Susquehanna International Group. Please proceed with your question.

<Q – John Shanley>: Thank you and good afternoon everybody. I wonder if you can give me an update on the current promotional environment in Europe, both footwear and apparel? Particularly Western Europe. Are you experiencing promotions that are basically stronger than what you had at this time last year? Are promotions likely to continue to be a factor going forward?

<A – Charlie Denson>: Hi, John, this is Charlie. Well, yes, the answer to the question would be yes, the promotional conditions are certainly a little bit more robust than they were at this time last year. We've seen that primarily across Southern and -- Southern Europe, Southern France, Italy, Spain. We have seen some increased activity in the UK. And I think you're pretty much well aware of that. I would expect this promotional activity to continue through the first half of calendar '09.

<Q – John Shanley>: Okay. Is it more intense Charlie than what you have had in the past or is it basically just the current tempo of business?

<A – Charlie Denson>: Well, it's a little bit more intense. I think we've been, we've seen it, we've seen it start in Southern Europe, we talked a little bit about it, I think on the last call where Spain and Italy had softened a little bit and you started to see it.  And then I think things in the UK have certainly gotten a lot more promotional in the last 90 days.

<Q – John Shanley>: Okay. The other part of the question -- in terms of Europe, is the CEMA region particularly Russia, is there growth in those markets and is the level of promotional activity increasing there as well?

<A – Charlie Denson>: Well, Russia had a very strong quarter, extremely strong, and we feel real good about the brand position in Russia. I think as everybody knows, the Russian financial circumstances have been as dramatic as any, and so we are keeping a cautious watch on what's going on with regards to both consumer confidence and buying trends. So overall, still very, very bullish on the long-term, the outlook, but certainly as we've seen some of the deterioration in the financial markets. Russia has been hard hit and we really don't know consumer-wise how that's going to be affected as we look forward into the next two quarters.

<Q – John Shanley>: How is the inventory level in Russia, Charlie?

<A – Charlie Denson>: Well, right now Europe overall is still our, probably our biggest challenge inventory-wise. I think we called that out also in the prepared remarks. We feel confident that we are able maintain the management of that. That would be pretty consistent with Russia as well. And I think that when you think about the overall European landscape it is a little bit of tale of two cities. Western Europe certainly a little bit more impacted currently, and the emerging markets continue to provide some pretty good growth for us.

<Q – John Shanley>: Okay. Thank you very much, appreciate it.

<A – Charlie Denson>: You bet.

<A – Pamela Catlett>: Operator, do we have another question?

Operator: Thank you, our next question comes from the line of Kate McShane with Citigroup. Please proceed with your question.

<Q – Kate McShane>: Thank you. Just going back to China quickly, are you hearing about excess inventories needing to be cleared out at any of your competitors and if so are you starting to see more competitive pricing in the market? And of that build, if there is any build, is it more Olympics related product?

<A – Charlie Denson>: Hi, Kate, this is Charlie. Well, the answer is yes and yes. That we have started to see additional and hear of additional inventory and we are starting to see a little bit more of a promotional environment. I think some of it is related to Olympics product but I think it's also a carry over just in overall inventory situation coming out of Olympics and I think it's something that we are actually very sensitive and conscious to. Like I said earlier, the transparency we have into our retail inventories is probably as strong in China as it is anywhere else in the world because of the Mono brand retail format and we feel very good about our ability to manage through it.

<A – Mark Parker>: We've been building our outlet network in China much as we have in the rest of the world and we think that gives us a great vehicle to move this product in a profitable and brand accretive way.

<Q – Kate McShane>: Okay. Thank you. And you may have answered this in John Shanley’s last question but I just want to make sure I didn't miss it. Did you quantify the share gains that you saw in Europe during the quarter?

<A – Charlie Denson>: No, we did not. And they vary from market to market. So overall we feel comfortable that we are seeing some share gain but we did not quantify it specifically.

<Q – Kate McShane>: Do you think it could be as much as what you saw in the US over the last nine months?

<A – Pamela Catlett>: We didn't quantify it.

<Q – Kate McShane>: Okay. Okay. Thank you.

Operator: Thank you. Our next question comes from the line of Bob Drbul from Barclays Capital. Please proceed with your question.

<Q – Bob Drbul>: Hi, good evening.

<A – Mark Parker>: Hi, Bob.

<Q – Bob Drbul>: Happy holidays. I guess the first question for Mark, when you look at the overall trends of the business and trends of the futures I guess can you talk a little bit about your expectation in terms of the deceleration? Is this the start of what you see as a major deceleration for the industry? And I guess can you elaborate a little bit more on the trend from November into December around the business and were there major inventory cancellations that you guys had?

<A – Mark Parker>: Well, we, I get this question probably a few times a day from people inside and outside the Company, is how long is this going to last, where are we in this cycle, really hard to say. And I think, though, that, I wouldn't say the worse is behind us and we certainly are not planning with that assumption in mind. As Don said, I tried to cover in some of my opening remarks, is we are much more cautious just about where we are in terms of managing and scenario planning around the business. So we are pulling in expenses, expense management, tightening up where we think it's appropriate. But also trying to balance that out with being appropriately opportunistic and really leading on the things that we look at as important competitive advantages. So how do we leverage and amplify those at this time? But I wouldn't say, I'm not going to sit here, I think it would be cavalier of me to say that this is a short term situation.

On the other hand, how long it is? I really don't know. I mean, I can't say. And I'm not sure anybody is going to put themselves out there and try to predict any sort of data on this. We are moving forward and planning our business as if the situation is going to be around for awhile. And planning and managing expenses and investments appropriately.

<A – Pamela Catlett>: And November, Bob, your question about November, could you ask that again?

<Q – Bob Drbul>: I guess the question I have is the trends of the business in November and sort of what you've seen thus far in December, maybe the NikeTown trends but also are you seeing or have you seen any major inventory cancellations throughout the various regions of the business?

<A – Mark Parker>: No, we haven't seen a worsening situation as we look at November going into December; maintaining somewhat of a balance I think from the November period into December. Certainly not, it's a week by week situation. We look at this every day. But we are not seeing any major cancellations in the business, no major red flags or signs that this situation is worsening. But obviously it's something that we are going to continue to keep a very close reign on and again manage the business appropriately. But I'm sitting here today not seeing a worsening situation as we move from November to December. But again that said, we are going to be managing very cautiously and conservatively as we move through the next two quarters.

<A – Charlie Denson>: Bob, just to make one other point that Mark mentioned as well, this is a day by day, market unit by market unit, type of activity here. One of the things that I think we are all seeing is tremendous volatility and very uneven aspect to this. We have got markets that are still continuing to grow very strongly. We have markets that are under a bit more pressure. And the way we need to manage that as we always do is market by market, day by day, account by account, and I think we feel very confident that we have got the teams in place that can do that.

<A - Don Blair>: I'll just add quickly, one of the competitive advantages that we look at and try to amplify particularly in periods of time like this is marketplace management. We have got a very close handle on some of the key measures that really are important to the business. Obviously inventory management, margin management, cancellations, sell throughs, any debt issues, accounts receivable and how we manage that. We have a very strong, tight relationship with our key accounts and we manage those, look at those numbers and that dashboard very carefully day in, day out, weak in, weak out. And again, I feel like we are in a better position there than most, great cash position, good liquidity, strong balance sheet. So, and that's what we intend to continue to see for the business.

<Q – Bob Drbul>: Great. And then the second part of my question is on inventories. Would it be possible to give us inventory by region, Don? And I guess the question that I have specifically asked another way on China is can you give us an inventory increased number in China at the end of the quarter?

<A - Don Blair>: I don't have it that way, Bob, top of mind but what I can tell me you is the DII, the days in inventory in China is actually 62 days. So our average days in inventory for the Company is around 100 plus or minus. China actually is about 62 right now and that's not the highest DII we've e seen in that market in the last 12 months. There's been an ebb and flow in the marketplace. We've seen some improvement over a couple of months and then it pops up and down a little bit but in an aggregate level it's a lot lower in China, that's one of our most efficient markets from an inventory standpoint that we have in the Company.

<Q – Bob Drbul>: Thank you very much. Good luck.

Operator: Thank you. Our next question comes from the line of Jim Duffy with Thomas Weisel Partners. Please proceed with your question.

<Q – Jim Duffy>: Thank you. Happy holidays. Q2 sales in the US were softer than futures out of first quarter would have foreshadowed? What's the dynamic there? Was it order cancellations? Retailers delaying receipts? Don, I think you also mentioned some shipping delays related to new distribution center, can you shed a little more light on that, please?

<A - Don Blair>: We have had some increase in delays in shipping related to the opening of our new distribution center in Memphis. So that was one of the components. Certainly retail was an element that affected the growth rate as I had discussed on my prepared remarks, retail was up 1% the rest of the business was up more. We did see a little bit higher cancellation rate. On the other hand there were offsetting factors in the other direction. The biggest drivers on that I would say is probably the retail piece and the footwear deliveries.

<Q – Jim Duffy>: Okay. Any way to quantify the revenue impact of the forward deliveries?

<A - Don Blair>: No, I wouldn't want to do that at this point. I don't have that number in my head and we feel pretty confident where we are now in terms of the ramp up.

<Q – Jim Duffy>: And then a potential bright side to this whole slowdown here, we've seen easing commodity costs, from a product costing standpoint can you speak to the timing and magnitude of any potential benefits from that?

<A - Don Blair>: Sure. First of all I want to put it in the context that we've talked about many time. There's a tremendous number of moving parts in our gross margin equation, currencies, commodities, product mix, design, any number of different factors. There is a lag effect for a lot of these. We talk about roughly a twelve-month lag on foreign exchange. On the product cost, commodity cost front it's probably more like a two quarter, six-month or so lag. So one of the things that you should also bear in mind is neither of these is a direct translation of spot rates into product cost. We hedge currency. We don't hedge commodities but there's a negotiation that goes on with factories in terms of who bears what portion of the cost changes.

So what I tell you is, you're on about a six-month lag or so on commodity prices and it's not a direct translation into product cost. But the context I want to make sure I put around this is we have a lot of levers that we do control. We can't necessarily dictate the price of oil or the euro/dollar exchange rate but there's a lot of levers we have in terms of how we design product, how we run our supply chain and our goal is to continue to try to maximize margin to the extent we can and deal with the macros as they come.

<Q – Jim Duffy>: Very good. Thanks very much.

Operator: Thank you. Our next question comes from the line of Omar Saad with Credit Suisse. Please proceed with your question.

<Q – Omar Saad>: Thanks, good afternoon. Mark, wanted to follow-up on some of your comments at the beginning. It seemed, it was pretty interesting to hear you kind of open up with some discussions around expense management and maybe thinking about some of those line items more strategically and surgically, I think you used that word. Wanted to get you to maybe elaborate on that flat plus term you through out there, but also just in the context philosophically thinking about your business globally how you create demand, how you invest, how you decide which opportunities to invest in and which ones may not be as high a return in opportunity, is there a little bit of a shift there in terms of the way management thinks about it? We are under the assumption that these are unprecedented times? And also, are you seeing any changes in terms of the pricing out there for some of these marketing assets just given the global slowdown, a lot of corporation that have been heavily invested in sports you get pulling back, any thoughts around there, too, would be helpful.

<A – Mark Parker>: Yes, first of all, I thought really putting the emphasis, more emphasis than normal on expense management here is particularly appropriate at this time and I don't need to explain why that is. I think we are being appropriately cautious in our spending. This outlook for the next couple of quarters and going into fiscal '10 is probably less clear for everybody at this stage. So it's really important for us I think to manage our expenses even more sharply than I think we have. And I've said many times before that the opportunity we have is to make sure that we are focused on the biggest return, highest impact opportunities and that means both topline in terms of where we focus on revenue generating opportunities but also in our expenses and how we manage our expenses. Where can we cut back and not see a significant increase or impact on the business in a negative way. And frankly, that's something I think any company should be doing any time anyway. This is like I said an opportunity to get even sharper in that respect and as I said we are not going to miss that opportunity.

So there's a lot of scrutiny and surgical was a word I used and I do use that word a lot off these calls, too, internally. Anybody can tell you that. I think where we are at this stage is to really make sure that both top line and expenses moving to bottom line that we are surgical and appropriately opportunistic as possible. So that certainly includes our expense management piece.

And I feel like we are as tightly managing our financial situation as we ever have in our history as a Company. And I mean that in a good way. We are trying to make sewer that we are balancing that with not losing this opportunism that I think has made NIKE what it is today at the same time and making sure that the expenses that we are focused on are those or the investments that we are making are those that help us realize even greater potential going forward. If that means we are going to have to tighten up expenses in certain areas to make room for those investments that are going to be again most critical.

As far as the demand creation spend, that's certainly a part of the scrutiny around our expense management, our SG&A, looking at demand creation obviously is one of the bigger sources of spending we have, so we are looking at all aspects of demand creation.

I think the category offense that we like to talk about and I'm as equally bullish on the advantages and the strides we've taken over the last 12, 18 months as a Company to be more competitive in each of the discrete pieces of our business but one of the good benefits, the side effects is that we are able to really be more surgical in our demand creation spend to realize higher impact on that spend by getting sharper and better connected by to the consumer, to those key retailers by category. But we are looking at all that. That includes sports marketing to your question.

Will those assets be coming down significantly in value? I can't say. I would imagine that there will be some impact that we'll be seeing in the months and quarters ahead. I can't imagine frankly, that it's going to be business as usual in that department. And we are seeing signs of that already. So there's opportunities here. Again, I think if we are smart, in terms of where we are spending to try to generate the biggest impact on the return side we are going to see some good opportunities ahead and that includes demand creation in sports marketing as well.

<Q – Omar Saad>: In terms of being surgical, is it fair to say you are looking to get the same bang for less buck or to get more bang with the same buck?

<A – Mark Parker>: I would say more bang for less buck so neither one of the two that you mentioned so I would go to C.

<Q – Omar Saad>: Perfect. Perfect. Thanks.

<A – Pamela Catlett>: Thank you Omar, we have time for one more question.

Operator: Our final question comes from the line of Sam Poser with Sterne, Agee & Leach. Please proceed with your question.

<Q – Sam Poser>: Good afternoon, Happy Holidays everybody. A couple questions. Number one, when you spoke about the SG&A, I would assume when the gross margins equal to last year, is that going to be on a full year basis or for the last, is it equally last year and the last two quarters?

<A – Mark Parker>: That's a full year basis for gross margin.

<Q – Sam Poser>: Okay. Thank you. And then--?

<A – Mark Parker>: Hey, Sam, make sure I understood your question much the guidance we gave on SG&A was balance of year guidance, we said flat to down for balance of the year on SG&A.

<Q – Sam Poser>: Correct.

<A – Mark Parker>: And on gross margin, we said for the full year roughly in line with last year and that means the second half would be down.

<Q – Sam Poser>: Correct. Understood. Okay. And then in, on your balance sheet you showed a large increase in the prepaid expense and other. Can you tell us or give us a little bit -- some detail on why that jumped so much?

<A - Don Blair>: Sure. There is a couple of line items on the balance sheet, that's one of them. That reflect the gains and losses on our derivative portfolio which is the hedges on currency. And that prepaid increase relates to that and one of the things we had said on an earlier call was that we had taken the opportunity before the significant weakening of the euro to push our hedging time lines out further. And so what you are seeing on the balance sheet now is a reflection of that strategy.

<Q – Sam Poser>: Got you. Thank you. One last question. Mark or Charlie, have you ever seen a time in the past where the visibility has been as poor as it is today? I mean because clearly the cautious, it sounds like it's coming from lack of visibility.

<A – Mark Parker>: Well, I think the visibility we have to what's going on in the marketplace in terms of our relationships with our retailers and whatnot is actually never been better. The larger macro global economic visibility is really the big question obviously. And I have never seen a time where it's been as muddy as it is today. We are seeing lots of ripple effects coming in. When is the last ripple to start to turn the corner? We don't know. I think that's the big question of the day.

<A – Charlie Denson>: I would just add a couple things to that in a sense that I've been around this thing for a long time. I think to Mark's point the external macro conditions are certainly significant and probably as big as anything we've ever seen, but our goal has always been to outperform those macro conditions and I think that's something that we continue to be committed to.

I think with our brand strength, our product pipeline, the consumer connectivity that we have, we have an opportunity to really leverage those as competitive advantages in a marketplace like this. So that the, I guess the clarity of vision is not as much a concern to us as much as the excitement that we have around our ability to operate even in these conditions and the advantages we have and I think those are advantages that we've been able to build over the last several years as well as ever since we've been around.

So I think it's a -- I think we sounds cautious but we also sound optimistic and we may look back on this year as maybe being one of the most satisfying years we've actually had because we feel the way that the tools that we have to operate in these types of conditions we may be better equipped.

<A – Mark Parker>: I'll just add quickly that the tone around here at NIKE is one of, this is an opportunity. And I don't mean that we are cavalier about what's going on or feel immune to the situation, by no means is that the case. But I think there's a true feeling, like this is an opportunity for NIKE to be even a better Company and to leverage some of those things that we've built as competitive strengths through our history as a Company. So this is an opportunity I think for us in the months ahead, and the quarters ahead, to get even better.

<Q – Sam Poser>: Thank you very much.

<A – Pamela Catlett>: Thank you, Sam, and thank you everyone for listening. Happy Holidays to everyone and we will speak soon.

Operator: Thank you. Ladies and gentlemen, this concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.